Exhibit 99

TI Reports 3Q05 Financial Results

•	Record Revenue, Up 11% Sequentially, 10% from Year Ago

•	Record Gross and Operating Margins Despite Reduction in Inventory

•	Record Operating Cash Flow of $1.51 Billion

•	EPS of $0.38 Includes $0.03 Stock-Based Compensation Expense and $0.01 Higher Taxes

•	Orders Up 10% Sequentially, 24% from Year Ago

Conference Call on TI Web Site at 4:30 p.m. Central Time Today

www.ti.com

DALLAS (October 24, 2005) – Texas Instruments Incorporated (TI) (NYSE: TXN) today reported record quarterly revenue of $3.59 billion, an increase of 11 percent sequentially and 10 percent over the third quarter of last year. Growth was driven by the company’s Semiconductor segment, which was up 13 percent sequentially and 13 percent from a year ago with particularly strong demand for digital signal processors (DSPs) and analog chips that are used in a variety of communications and entertainment electronics.

Earnings per share (EPS) in the third quarter were $0.38. As previously announced, the company began expensing stock options in the third quarter, and as a result, EPS included $0.03 of additional expense for stock-based compensation. For comparison purposes, it is important to note that equivalent stock-based compensation expense was not reflected in any prior quarterly period. EPS also included $0.01 for higher-than-anticipated taxes in the quarter.

In addition to record revenue, TI reached new highs for gross margin at 49.3 percent, for operating margin at 22.7 percent, and for operating cash flow at $1.51 billion. “This performance is especially significant as semiconductor inventories declined at TI and distributors,” said Rich Templeton, president and chief executive officer.

“Additionally, TI continued to gain share in areas with sustainable long-term growth,” he said. “Wireless revenue grew 16 percent sequentially and 20 percent from a year ago; high-performance analog revenue grew 10 percent sequentially and 16 percent from a year ago; and DLP® product revenue grew 41 percent sequentially and was even with a year ago.

“TI continues to hold leadership positions in semiconductors for both the high and low ends of the cell phone market. For solutions used in feature-rich 3G UMTS cell phones, revenue remains on track to exceed $1 billion in 2005. In low-priced cell phones, TI’s solutions are penetrating markets such as China, India, Brazil and Africa, changing the way people communicate.

“In high-performance analog, our leadership products in data converters, power management and amplifiers continue to attract new customers and yield solid results. And in DLP products, we recovered from an inventory correction in the first half of the year and moved into a strong third quarter,” Templeton said.

“In summary, this was an excellent quarter. We are fortunate to have a unique position with leadership in multiple markets and a business model that allows us to invest in critical R&D yet generate high levels of operating cash flow. We remain focused on making our customers successful and on returning value to our shareholders,” Templeton concluded.

Gross Profit

In the third quarter, TI’s gross profit was a record $1.77 billion, or 49.3 percent of revenue. This included the impact of $16 million, or 0.5 percent of revenue, of stock-based compensation expense. Gross profit increased $250 million sequentially and $282 million from a year ago due to higher gross profit in the company’s Semiconductor segment.

Operating Expenses

Research and development (R&D) expense of $527 million, or 14.7 percent of revenue, increased $34 million sequentially and $44 million from a year ago primarily due to stock-based compensation expense, which was $26 million in the quarter. The change from a year ago also included higher product development expenses, primarily for analog and DSP semiconductors that go into cell phones.

Selling, general and administrative (SG&A) expense of $429 million, or 12.0 percent of revenue, increased $70 million sequentially and $80 million from a year ago primarily due to compensation expense as well as higher marketing expense. Stock-based compensation expense in SG&A was $40 million in the third quarter.

Operating Profit

Operating profit of $815 million and operating margin of 22.7 percent of revenue were all-time highs for the company. Operating profit increased $146 million sequentially and $158 million from a year ago due to higher gross profit. Operating profit reflected the impact of $82 million, or 2.3 percent of revenue, of stock-based compensation expense, which was included in corporate activities.

Other Income (Expense) Net (OI&E)

OI&E of $49 million decreased $7 million sequentially and $13 million from a year ago primarily due to favorable items included in the previous periods. OI&E in the second quarter included a tax interest benefit, and the year-ago quarter included a significant favorable settlement with the Italian government regarding TI’s former memory-chip operations.

Net Income

Net income was $631 million. EPS of $0.38, which includes $0.03 of stock-based compensation expense and $0.01 of higher-than-anticipated taxes, was even with the second quarter. EPS in the second quarter included $0.06 of nonrecurring tax-related benefits.

Compared with a year ago, EPS increased $0.06 due to higher operating profit.

The 27 percent effective tax rate for the third quarter was higher than the previously expected 24 percent rate due to a revision in the estimated annual effective tax rate and the associated cumulative adjustment.

Orders

TI orders of $3.74 billion increased $351 million sequentially and $721 million from a year ago due to higher demand for Semiconductor products.

Cash

Cash flow from operations of $1.51 billion increased $687 million sequentially and $572 million from a year ago.

At the end of the third quarter, total cash (cash and cash equivalents plus short-term investments and long-term cash investments) was $5.25 billion, up $773 million from the end of the previous quarter and down $366 million from the end of the year-ago period. During the quarter, the company used $496 million in cash to repurchase 15 million shares of TI common stock. Over the past 12 months, TI has repurchased 140 million shares of common stock and paid $169 million in dividends.

Capital Spending and Depreciation

Capital expenditures of $450 million increased $193 million sequentially and $120 million from a year ago. TI’s capital expenditures in the third quarter were primarily for assembly and test equipment, advanced wafer fabrication equipment and building the company’s new 300-millimeter manufacturing facility in Richardson, Texas.

Depreciation of $339 million decreased $6 million sequentially and $39 million from a year ago.

Accounts Receivable and Inventories

Accounts receivable of $1.92 billion at the end of the third quarter increased $13 million sequentially due to higher revenue, partially offset by seasonally lower receivables in the company’s E&PS business. Accounts receivable decreased $50 million from the end of the year-ago quarter. Days sales outstanding were 48 at the end of the third quarter compared with 53 at the end of the previous quarter and 54 at the end of the year-ago quarter.

Inventories of $1.16 billion at the end of the third quarter decreased $44 million sequentially due to stronger-than-expected shipments, which reduced inventory to less-than-desired levels. Inventory decreased $198 million from a year ago when inventories were higher than desired. Days of inventory at the end of the third quarter were 57 compared with 63 at the end of the previous quarter and 69 at the end of the year-ago quarter.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on December 7, 2005, by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the fourth quarter of 2005, TI expects revenue to be in the following ranges:

•	Total TI, $3.425 billion to $3.715 billion;

•	Semiconductor, $3.075 billion to $3.325 billion;

•	Sensors & Controls, $290 million to $310 million; and

•	E&PS, $60 million to $80 million.

TI expects EPS to be in the range of $0.36 to $0.40. This estimate includes about $0.03 for stock-based compensation expense.

For 2005, TI expects R&D expense of about $2.1 billion, capital expenditures of about $1.3 billion and depreciation of about $1.4 billion. The estimated annual effective tax rate for 2005 is about 25 percent.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

(In millions, except per-share amounts)

	For Three Months Ended
	Sept. 30 2005	June 30 2005	Sept. 30 2004
Net revenue	$3590	$3239	$3250
Cost of revenue (COR)	1819	1718	1761

Gross profit	1771	1521	1489
Gross profit % of revenue	49.3%	47.0%	45.8%
Research and development (R&D)	527	493	483
R&D % of revenue	14.7%	15.2%	14.9%
Selling, general and administrative (SG&A)	429	359	349
SG&A % of revenue	12.0%	11.1%	10.7%

Total operating expenses	956	852	832

Profit from operations	815	669	657
Operating profit % of revenue	22.7%	20.6%	20.2%
Other income (expense) net	49	56	62
Interest on loans	2	2	4

Income before income taxes	862	723	715
Provision for income taxes	231	95	152

Net income	$631	$628	$563

Basic earnings per common share	$.39	$.38	$.33

Diluted earnings per common share	$.38	$.38	$.32

Average shares outstanding, basic	1624	1633	1730
Average shares outstanding, diluted	1663	1669	1759
Cash dividends declared per share of common stock	$.025	$.025	$.021

Stock-based compensation expense included in items above:

	Sept. 30 2005	June 30 2005	Sept. 30 2004
COR	$16	—	—
% of revenue	0.5%	—	—
R&D	26	—	—
% of revenue	0.7%	—	—
SG&A	40	$5	$5
% of revenue	1.1%	0.2%	0.2%
Profit from operations	82	5	5
% of revenue	2.3%	0.2%	0.2%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

(In millions of dollars)

	Sept. 30 2005	June 30 2005	Sept. 30 2004
Assets
Cash and cash equivalents	$1946	$2133	$1674
Short-term investments	3305	2345	2312
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $48 million at September 30, 2005, $39 million at June 30, 2005, and $45 million at September 30, 2004	1915	1902	1965
Raw materials	114	116	122
Work in process	719	700	885
Finished goods	325	386	349

Inventories	1158	1202	1356

Deferred income taxes	581	597	451
Prepaid expenses and other current assets	226	320	541

Total current assets	9131	8499	8299

Property, plant and equipment at cost	9189	9323	9830
Less accumulated depreciation	(5324)	(5566)	(5711)

Property, plant and equipment, net	3865	3757	4119

Long-term cash investments	—	—	1631
Equity and debt investments	234	265	248
Goodwill	708	708	693
Acquisition-related intangibles	76	86	125
Deferred income taxes	413	568	476
Capitalized software licenses, net	262	288	310
Prepaid retirement costs	224	246	154
Other assets	71	69	82

Total assets	$14984	$14486	$16137

Liabilities and Stockholders’ Equity
Loans payable and current portion long-term debt	$303	$306	$10
Accounts payable	796	614	664
Accrued expenses and other liabilities	962	865	886
Income taxes payable	82	255	124
Profit sharing contributions and accrued retirement	103	70	208

Total current liabilities	2246	2110	1892

Long-term debt	55	55	373
Accrued retirement costs	510	534	591
Deferred income taxes	33	35	63
Deferred credits and other liabilities	267	289	322
Stockholders’ equity:
Preferred stock, $25 par value. Authorized — 10,000,000 shares. Participating cumulative preferred. None issued.	—	—	—
Common stock, $1 par value. Authorized — 2,400,000,000 shares. Shares issued: September 30, 2005 — 1,738,650,318; June 30, 2005 — 1,738,514,238; September 30, 2004 — 1,738,141,785	1739	1739	1738
Paid-in capital	674	611	789
Retained earnings	12787	12197	10795
Less treasury common stock at cost:
Shares: September 30, 2005 — 120,597,527; June 30, 2005 — 115,461,457; September 30, 2004 — 10,216,953	(3152)	(2908)	(248)
Accumulated other comprehensive income (loss):
Minimum pension liability	(158)	(163)	(155)
Unrealized holding gains (losses) on investments	(15)	(11)	(15)
Deferred compensation	(2)	(2)	(8)

Total stockholders’ equity	11873	11463	12896

Total liabilities and stockholders’ equity	$14984	$14486	$16137

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Statements of Cash Flows

(In millions of dollars)

	For Three Months Ended
	Sept. 30 2005	June 30 2005	Sept. 30 2004
Cash flows from operating activities:
Net income	$631	$628	$563
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	339	345	378
Stock-based compensation	82	5	5
Amortization of acquisition-related costs	13	15	16
(Gains)/losses on investments	—	2	4
(Gains)/losses on sales of assets	—	(1)	—
Deferred income taxes	110	(174)	41
Other	80	42	43
(Increase) decrease from change in:
Accounts receivable	(12)	(212)	(37)
Inventories	44	43	(71)
Prepaid expenses and other current assets	93	86	(50)
Accounts payable and accrued expenses	248	1	(53)
Income taxes payable	(154)	10	88
Accrued profit sharing and retirement	32	31	26
Noncurrent accrued retirement costs	8	6	(11)

Net cash provided by operating activities	1514	827	942
Cash flows from investing activities:
Additions to property, plant and equipment	(450)	(257)	(330)
Sales of assets	—	5	—
Purchases of cash investments	(2095)	(248)	(911)
Sales and maturities of cash investments	1147	1192	883
Purchases of equity investments	(5)	(6)	(2)
Sales of equity and debt investments	39	—	1
Acquisition of businesses, net of cash acquired	—	(18)	—

Net cash provided by (used in) investing activities	(1364)	668	(359)
Cash flows from financing activities:
Payments on loans payable and long-term debt	—	(10)	(405)
Dividends paid on common stock	(41)	(41)	(36)
Sales and other common stock transactions	160	116	5
Excess tax benefit from stock-option exercises	42	—	—
Common stock repurchases	(496)	(1292)	(98)

Net cash used in financing activities	(335)	(1227)	(534)
Effect of exchange rate changes on cash	(2)	9	2

Net increase (decrease) in cash and cash equivalents	(187)	277	51
Cash and cash equivalents at beginning of period	2133	1856	1623

Cash and cash equivalents at end of period	$1946	$2133	$1674

Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended
	Sept. 30 2005	June 30 2005	Sept. 30 2004
Semiconductor
Trade	$3134	$2764	$2785
Intersegment	1	1	1

	3135	2765	2786

Sensors & Controls
Trade	278	294	275
Intersegment	2	1	1

	280	295	276

Educational & Productivity Solutions
Trade	177	181	190
Intersegment Eliminations	(2)	(2)	(2)

Total net revenue	$3590	$3239	$3250

Business Segment Profit (Loss)

(In millions of dollars)

	For Three Months Ended
	Sept. 30 2005	June 30 2005	Sept. 30 2004
Semiconductor	$835	$594	$582
Sensors & Controls	60	72	66
Educational & Productivity Solutions	79	79	83
Corporate *	(145)	(57)	(53)
Charges/gains and acquisition-related amortization	(14)	(19)	(21)

Profit from operations	$815	$669	$657

*	Profit from operations includes, in millions of dollars, stock-based compensation expense of $82, $5 and $5 for the third quarter and second quarter of 2005 and the third quarter of 2004.

Semiconductor

•	Semiconductor revenue of $3.13 billion increased $370 million sequentially, or 13 percent, due to strong growth in demand for the company’s DSP, analog and DLP products. Compared with a year ago, revenue increased 13 percent due to higher demand for DSP and analog products.

•	Gross profit was $1.60 billion, or 50.9 percent of revenue. Gross profit increased $280 million sequentially and $308 million from a year ago primarily due to higher revenue plus manufacturing cost reductions and higher utilization of manufacturing assets.

•	Operating profit was $835 million, or 26.6 percent of revenue, up $241 million sequentially and $253 million from a year ago due to higher gross profit.

•	Analog revenue increased 13 percent sequentially reflecting strong demand for high-performance analog products, as well as wireless analog products. Compared with a year ago, analog revenue increased 11 percent primarily due to strength in high-performance analog products. High-performance analog revenue grew 10 percent sequentially and 16 percent from a year ago.

•	DSP revenue increased 16 percent sequentially and 20 percent from a year ago primarily due to higher demand from the wireless market.

•

TI’s remaining Semiconductor revenue grew 11 percent sequentially and 4 percent from a year ago. The sequential increase was primarily due to increased DLP product revenue and, to a lesser extent, standard logic and royalty revenue. Microcontroller and RISC microprocessor revenue was about the same as the second quarter. From a year ago, RISC microprocessor, royalty, microcontroller and standard logic revenue increased. DLP product revenue was about the same as a year ago.

•	Semiconductor orders of $3.32 billion increased 12 percent sequentially primarily due to strong demand for DSP and analog products used in cell phones, as well as demand for high-performance analog and other DSP products. Compared with a year ago, orders increased 26 percent due to strong demand across a broad base of the company’s products.

3Q Semiconductor Highlights

•	TI introduced DaVinci™, its most advanced semiconductor technology for new generations of digital video products. A DSP-based solution with integrated processors, software and tools, DaVinci-enabled solutions are under way for products such as digital cameras, automotive infotainment products, portable media players, set-top boxes and video security systems. Additionally, TI released a suite of companion analog products to help customers quickly introduce their DaVinci-based systems into the market.

•	Samsung Electronics selected TI’s OMAP™ platform and Bluetooth® solutions for its first Symbian OS™ and Series 60-based smartphones.

•	TI announced it has achieved cumulative shipments of more than 150 million Voice over IP (VoIP) ports, retaining its leadership in the VoIP market.

Sensors & Controls

•	Sensors & Controls revenue was $280 million, down $15 million sequentially primarily due to lower seasonal demand for controls products and up $4 million from a year ago due to higher demand for automotive sensors products.

•	Gross profit was $93 million, or 33.1 percent of revenue, down $15 million sequentially due to lower revenue and higher manufacturing costs, and down $9 million from a year ago primarily due to higher manufacturing costs, including start-up expenses for new products.

•	Operating profit was $60 million, or 21.4 percent of revenue, down $12 million sequentially and down $6 million from a year ago due to lower gross profit.

Educational & Productivity Solutions (E&PS)

•	E&PS revenue was $177 million, down $4 million sequentially and down $13 million from a year ago due to lower sales of graphing calculators.

•	Gross profit was $110 million, or 62.1 percent of revenue, about even sequentially and down $4 million from a year ago primarily due to lower revenue.

•	Operating profit was $79 million, or 44.7 percent of revenue, even sequentially and down $4 million from a year ago due to lower gross profit.

###

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the Company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as telecommunications and computers;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•	Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or suppliers operate;

•	Availability and cost of raw materials, utilities and critical manufacturing equipment;

•	Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;

•	Customer demand that differs from company forecasts;

•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;

•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;

•	TI’s ability to recruit and retain skilled personnel; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the Company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:

DLP

DaVinci

OMAP

Other trademarks are the property of their respective owners.